                                                                   Exhibit 10.30


                                      NOTE


$1,000,000.00                                               San Jose, California

                                                                  April 27, 2000

FOR VALUE RECEIVED, David Smith ("Employee") promises to pay to Brocade Communications, Inc., a Delaware corporation (the "Company"), or order, the principal sum of one-million dollars ($1,000,000.00), without interest. Employee acknowledges that the interest free nature of this loan may result in imputed interest which is taxable to Employee as ordinary income and reportable by the Company on the Employee's form W-2.

Subject to the paragraph below, principal shall be due and payable on April 27, 2004 (the "Due Date"). Payment of loan shall be made in lawful money of the United States of America.

If for any reason, Employee ceases employment with the Company before Arpil 27, 2004, the principal balance at the time of termination shall become due and payable (on a pro-rata basis) on the first day of each calendar quarter, commencing with the first calendar quarter following the date of such termination and ending on July 1, 2004.

Employee may at any time prepay all or any portion of the principal owing hereunder.

This Note is subject to the terms of Employee's offer letter dated January 6, 2000, and the Employee's Relocation Bonus Letter dated April 27, 2000.

The holder of this Note shall have full recourse against the undersigned.

Should any action be instituted for the collection of this Note, the reasonable costs and attorneys' fees therein of the holder shall be paid by the Optionee.



                                            ------------------------------------

                                            ------------------------------------